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                                                                      EXHIBIT 11


                      GALILEO ELECTRO-OPTICS CORPORATION

                                      CALCULATION OF EARNINGS PER SHARE

                                                 Three Months Ended          Six Months Ended
                                                 ------------------          ----------------
                                          Mar. 31, 1996  Mar. 31, 1995  Mar. 31, 1996  Mar. 31, 1995
                                          -------------  -------------  -------------  -------------

Primary

   Average shares outstanding                6,523,381      6,473,654     6,508,439     6,473,654

   Net effect of dilutive stock options-
      based on the treasury stock method
      using average market price               141,026         13,308       121,267            --

   Total                                     6,664,407      6,486,962     6,629,706     6,473,654

   Net income (loss)                        $1,261,000     $  169,000    $2,349,000    $ (307,000)

   Per share amount                         $      .19     $      .03    $      .35    $     (.05)


Fully Diluted

   Average shares outstanding                6,523,381      6,473,654     6,508,439     6,473,654

   Net effect of dilutive stock options-
      based on the treasury stock method
      using the quarter end market price,
      if higher than average market price,     158,497         13,308       129,955            --

   Total                                     6,681,878      6,486,962     6,638,394     6,473,654

   Net income (loss)                        $1,261,000     $  169,000    $2,349,000    $ (307,000)

   Per share amount                         $      .19     $      .03    $      .35    $     (.05)


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